                                                                    Exhibit 99.5


                                    FORM 10-Q

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



FOR QUARTERLY PERIOD ENDED JUNE 30, 1998           COMMISSION FILE NUMBER 1-2981




FIRSTAR CORPORATION
(Exact Name of Registrant as Specified in its Charter)




      WISCONSIN                                    39-0711710
      (State of Incorporation)                     (I.R.S. EMPLOYER
                                                   Identification No.)




777 East Wisconsin Avenue, Milwaukee, Wisconsin  53202

Telephone Number (414) 765-4321




The registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and
(2) has been subject to such filing requirements for the past 90 days.

As of July 31, 1998, 145,748,820 shares of common stock were outstanding.

FIRSTAR CORPORATION




CONTENTS

                                                                            PAGE
PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements:

         Consolidated Balance Sheets                                           1

         Consolidated Statements of Income                                     2

         Consolidated Statements of Equity                                     3

         Consolidated Statements of Cash Flows                                 4

         Supplemental Footnotes                                                5



Item 2.  Management's Discussion and Analysis of
         Financial Condition and Results of Operations                         8

         Additional Financial Data                                            15


Item 3.  Quantitative and Qualitative Disclosures
         About Market Risk                                                  9,10

PART II. OTHER INFORMATION

Item 5.  Other Information                                                    17

Item 6.  Exhibits and Reports on Form 8-K                                     18


SIGNATURES                                                                    18

FIRSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                             June 30             December 31         June 30
(thousands of dollars) (unaudited)                           1998                1997                1997
------------------------------------------------------       ------------        ------------        ------------
ASSETS
Cash and due from banks                                      $  1,039,987        $  1,254,289        $  1,317,063
Interest-bearing deposits with banks                                5,574               5,249              26,496
Federal funds sold and resale agreements                           79,257              82,589             224,006
Trading securities                                                    617               2,293               1,763
Securities held to maturity (market value $2,426,232
    $2,505,360 and $2,382,206 on June 30, 1998
    December 31, 1997 and June 30, 1997)                        2,374,235           2,452,124           2,346,013
Securities available for sale                                   1,803,690           1,707,606           1,782,225
Loans:
Commercial and industrial                                       3,943,643           3,644,721           3,539,141
Real estate                                                     3,038,297           2,951,968           2,956,591
Other                                                           1,114,994           1,123,824           1,157,169
                                                             ------------        ------------        ------------
  Commercial loans                                              8,096,934           7,720,513           7,652,901

Credit card                                                       724,614             736,484             652,010
Real estate - mortgage portfolio                                1,816,938           2,150,398           2,403,141
Real estate - mortgages held for sale                             400,447             234,008             159,017
Home equity                                                     1,294,734           1,271,966           1,169,210
Other                                                           1,407,745           1,455,417           1,444,178
                                                             ------------        ------------        ------------
  Consumer loans                                                5,644,478           5,848,273           5,827,556
                                                             ------------        ------------        ------------
     Total loans                                               13,741,412          13,568,786          13,480,457
     Reserve for loan losses                                     (218,903)           (218,861)           (213,763)
                                                             ------------        ------------        ------------
        Loans - net                                            13,522,509          13,349,925          13,266,694

Bank premises and equipment                                       383,112             368,083             363,817
Customer acceptance liability                                       7,403               7,360              10,487
Other assets                                                      755,281             614,167             567,121
                                                             ------------        ------------        ------------
     Total assets                                            $ 19,971,665        $ 19,843,685        $ 19,905,685
                                                             ============        ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Demand                                                   $  3,770,826        $  3,607,659        $  3,730,430
    Interest-bearing demand                                     1,595,934           1,756,520           1,590,408
    Money market accounts                                       3,218,264           2,947,683           2,713,187
    Savings passbook                                            1,301,640           1,339,038           1,449,381
    Certificates of deposit                                     4,885,954           5,063,754           5,140,330
                                                             ------------        ------------        ------------
        Total deposits                                         14,772,618          14,714,654          14,623,736

Short-term borrowed funds                                       2,205,745           2,121,412           2,794,858
Long-term debt                                                    955,898           1,057,151             627,935
Bank acceptances outstanding                                        7,403               7,360              10,487
Other liabilities                                                 244,878             250,007             258,237
                                                             ------------        ------------        ------------
        Total liabilities                                      18,186,542          18,150,584          18,315,253

Stockholders' equity:
  Preferred stock                                                       0               5,308               7,454
  Common stock                                                    181,935             181,102             181,027
         Issued: June 30, 1998, 145,548,059 shares
         Issued: December 31, 1997, 144,881,896 shares
         Issued: June 30, 1997, 144,881,896 shares
  Capital surplus                                                   9,023                   0                   0
  Retained earnings                                             1,569,900           1,484,199           1,395,346
  Treasury stock                                                       (3)               (132)             (6,059)
         Held: June 30, 1998, 1,076 shares
         Held: December 31, 1997, 48,547 shares
         Held: June 30, 1997, 421,747 shares
   Accumulated other comprehensive income                          24,268              22,624              12,664
                                                             ------------        ------------        ------------
     Total stockholders' equity                                 1,785,123           1,693,101           1,590,432
                                                             ------------        ------------        ------------
        Total liabilities and stockholders' equity           $ 19,971,665        $ 19,843,685        $ 19,905,685
                                                             ============        ============        ============

FIRSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                       Three Months Ended             Six Months Ended
                                                            June 30                       June 30
(thousands of dollars, except per share data)           1998           1997           1998           1997
---------------------------------------------       --------       --------       --------       --------
                                                   (unaudited)
INTEREST REVENUE
Loans                                               $286,326       $283,834       $570,297       $560,066
Securities                                            63,209         64,196        127,068        127,849
Interest-bearing deposits with banks                      53            329            141            416
Federal funds sold and resale agreements                 835          2,151          2,099          3,691
Trading securities                                        28             27             54             96
                                                    --------       --------       --------       --------
     Total interest revenue                          350,451        350,537        699,659        692,118

INTEREST EXPENSE
Deposits                                             120,252        117,186        240,092        231,304
Short-term borrowed funds                             30,626         34,663         59,119         62,957
Long-term debt                                        16,138         12,069         33,397         24,215
                                                    --------       --------       --------       --------
     Total interest expense                          167,016        163,918        332,608        318,476
                                                    --------       --------       --------       --------
NET INTEREST REVENUE                                 183,435        186,619        367,051        373,642
Provision for loan losses                             10,600          9,532         26,250         19,249
                                                    --------       --------       --------       --------
NET INTEREST REVENUE AFTER
   LOAN LOSS PROVISION                               172,835        177,087        340,801        354,393

OTHER OPERATING REVENUE
Trust and investment management fees                  45,267         42,901         91,313         82,752
Service charges on deposit accounts                   25,693         21,825         51,390         45,066
Credit card revenue                                   14,350         12,493         26,986         24,749
Mortgage banking revenue                              22,977         10,092         44,271         18,776
Data processing fees                                   3,520          3,829          7,273          7,942
Securities gains                                         488              0            491          1,126
Other revenue                                         22,740         22,325         42,358         43,572
                                                    --------       --------       --------       --------
     Total other operating revenue                   135,035        113,465        264,082        223,983

OTHER OPERATING EXPENSE
Salaries                                              89,602         83,930        176,300        162,198
Employee benefits                                     16,462         16,370         36,486         34,884
Equipment expense                                     19,437         15,970         35,736         33,039
Net occupancy expense                                 16,056         15,563         32,861         30,942
Other expense                                         54,167         48,364        104,807         97,825
                                                    --------       --------       --------       --------
     Total other operating expense                   195,724        180,197        386,190        358,888

INCOME BEFORE INCOME TAXES                           112,146        110,355        218,693        219,488
Provision for income taxes                            35,495         37,647         69,126         74,985
                                                    --------       --------       --------       --------
NET INCOME                                          $ 76,651       $ 72,708       $149,567       $144,503
                                                    ========       ========       ========       ========
Net income applicable to common stock               $ 76,651       $ 72,577       $149,484       $144,231
                                                    ========       ========       ========       ========
PER COMMON SHARE
Net income                                          $   0.53       $   0.50       $   1.03       $   0.99
Net income assuming dilution                            0.52           0.50           1.02           0.98
Dividends                                               0.23           0.21           0.44           0.40

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY  (unaudited)




                                                          Preferred     Common       Capital    Retained
                                                            Stock        Stock       Surplus    Earnings
                                                            -----        -----       -------    --------
   Balance at December 31, 1996                            $11,344     $188,532      $51,145   $1,437,891
   Net income                                                                                     144,503
   Unrealized loss on securities
     available for sale
   Reclassification adjustment
     for gains realized on net
     income
   Income taxes

   Comprehensive income                                                                           144,503

   Cash dividends:
     Preferred stock, series D ($17.50 per share)                                                    (272)
     Common stock ($.40 per share)                                                                (58,722)
   Converted 7,780 shares of preferred stock
      into 333,871 shares of common stock                   (3,890)                     (518)      (1,568)
   Issued 806,678 shares of common stock for
      employee plans                                                                  (5,184)      (3,951)
   Retired 5,944,300 shares of common stock                              (7,505)     (45,443)    (122,535)
   Purchased 1,071,900 shares of treasury stock
                                                           -------     --------      -------   ----------
   Balance at June 30, 1997                                $ 7,454     $181,027      $     0   $1,395,346
                                                           =======     ========      =======   ==========

                                                     Accumulated
                                                       Other
                                                    Comprehensive      Treasury
                                                       Income            Stock            Total
                                                       ------            -----            -----
   Balance at December 31, 1996                      $  19,191       $     (4,056)    $  1,704,047
   Net income                                                                              144,503
   Unrealized loss on securities
     available for sale                                 (8,916)                             (8,916)
   Reclassification adjustment
     for gains realized in net
     income                                             (1,126)                             (1,126)
   Income taxes                                          3,515                               3,515
                                                                                      ------------
   Comprehensive income                                                                    137,976

   Cash dividends:
     Preferred stock, series D ($17.50 per share)                                             (272)
     Common stock ($.40 per share)                                                         (58,722)
   Converted 7,780 shares of preferred stock
      into 333,871 shares of common stock                                   5,976
   Issued 806,678 shares of common stock for
      employee plans                                                       22,877           13,742
   Retired 5,944,300 shares of common stock                               (12,941)        (188,424)
   Purchased 1,071,900 shares of treasury stock                           (17,915)         (17,915)
                                                     ---------       ------------     ------------
   Balance at June 30, 1997                          $  12,664       $     (6,059)    $  1,590,432
                                                     =========       ============     ============

                                                   Preferred    Common        Capital     Retained
                                                     Stock      Stock         Surplus     Earnings
                                                     -----      -----         -------     --------
   Balance at December 31, 1997                    $ 5,308     $181,102       $          $1,484,199
   Net income                                                                               149,567
   Unrealized gain on securities
     available for sale
   Reclassification adjustment
     for gains realized in net
     income
   Income taxes

   Comprehensive income

   Cash dividends:
     Preferred stock, series D ($8.75 per share)                                                (83)
     Common stock ($.44 per share)                                                          (63,782)
   Converted 10,615 shares of preferred stock
      into 452,761 shares of common stock           (5,308)         537        4,182            492
   Issued 362,119 shares of common stock for
      employee and director plans                                   296        4,841           (493)
   Purchased 101,246 shares of treasury stock
                                                   -------     --------       ------     ----------
   Balance at June 30, 1998                        $     0     $181,935       $9,023     $1,569,900
                                                   =======     ========       ======     ==========

                                                        Accumulated
                                                           Other
                                                       Comprehensive      Treasury
                                                          Income           Stock              Total
                                                          ------           -----              -----
   Balance at December 31, 1997                          $22,624          $  (132)         $1,693,101
   Net income                                                                                 149,567
   Unrealized gain on securities
     available for sale                                    3,020                                3,020
   Reclassification adjustment
     for gains realized in net
     income                                                 (491)                                (491)
   Income taxes                                             (885)                                (885)
                                                                                           ----------
   Comprehensive income                                                                       151,211

   Cash dividends:
     Preferred stock, series D ($8.75 per share)                                                  (83)
     Common stock ($.44 per share)                                                            (63,782)
   Converted 10,615 shares of preferred stock
      into 452,761 shares of common stock                                      64                 (33)
   Issued 362,119 shares of common stock for
      employee and director plans                                           4,001               8,645
   Purchased 101,246 shares of treasury stock                              (3,936)             (3,936)
                                                         -------          -------          ----------
   Balance at June 30, 1998                              $24,268          $    (3)         $1,785,123
                                                         =======          =======          ==========

FIRSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Six Months Ended
                                                                                         June 30
(thousands of dollars)                                                            1998             1997
----------------------------------------------------------------------------------------------------------
                                                                                       (unaudited)
Cash Flows from Operating Activities:
   Net Income                                                                 $   149,567      $   144,503
   Adjustments:
      Provision for loan losses                                                    26,250           19,250
      Depreciation, amortization, and accretion                                    36,138           29,780
      Net decrease in trading securities                                            1,676           11,726
      Net increase in loans held for resale                                      (166,439)         (14,612)
      Loss (gain) on securities and other assets                                      603           (1,764)
      Deferred income taxes                                                         2,395            1,028
      (Increase) decrease in other assets                                        (147,185)         (89,863)
      Increase (decrease) in other liabilities                                     (5,129)          (7,952)
      Other, net                                                                  (11,278)          12,368
                                                                              -----------      -----------
            Net cash (used) provided by operating activities                     (113,402)         104,464
Cash Flows from Investing Activities:
      Net decrease (increase) in federal funds sold and resale agreements           3,332          (31,041)
      Net increase in interest-bearing deposits with banks                           (325)         (20,147)
      Sale of securities available for sale                                           490            1,126
      Maturities of securities held to maturity                                   231,935          192,699
      Maturities of securities available for sale                                  42,890          333,763
      Purchase of securities held to maturity                                    (157,174)        (295,482)
      Purchase of securities available for sale                                  (137,920)        (161,439)
      Net increase in loans                                                       (36,266)        (242,111)
      Proceeds from sales of foreclosed assets                                      2,696            7,879
      Purchases of bank premises and equipment                                    (32,079)         (31,998)
      Proceeds from sales of bank premises and equipment                              180              670
                                                                              -----------      -----------
            Net cash provided (used) by investing activities                      (82,241)        (246,081)
Cash Flows from Financing Activities:
      Net increase (decrease) in deposits                                          57,964         (590,461)
      Net increase in short-term borrowed funds                                    84,333          926,252
      Repayment of long-term debt                                                (198,340)         (69,857)
      Proceeds from long-term debt                                                 97,087              598
      Cash dividends                                                              (63,865)         (58,994)
      Common/treasury stock repurchases                                            (3,936)        (206,339)
      Common/treasury stock issued                                                  8,098            8,387
                                                                              -----------      -----------
            Net cash provided (used) by financing activities                      (18,659)           9,586
Net increase (decrease) in cash and due from banks                               (214,302)        (132,031)
Cash and due from banks at beginning of period                                  1,254,289        1,449,094
                                                                              -----------      -----------
Cash and due from banks at end of period                                      $ 1,039,987      $ 1,317,063
                                                                              ===========      ===========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
      Interest                                                                $   341,950      $   323,523
      Income taxes                                                                 56,699           69,481

Transfer to foreclosed assets from loans                                      $     4,882      $     3,006

FIRSTAR CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FOOTNOTES (unaudited)

(thousands of dollars except as otherwise indicated)

1. The financial data presented herein are unaudited, however, in the opinion of management, reflect all adjustments which are necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Certain amounts have been reclassified in prior periods to conform to classifications used in the June 30, 1998 financial statements. Reference should be made to the financial statements contained in the registrant's annual report on Form 10-K for the year ended December 31, 1997.

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for reporting the components of comprehensive income prominently within the financial statements. Comprehensive income includes net income plus certain transactions that are reported directly within stockholders' equity. Firstar adopted this statement with the first quarter of 1998 financial statements. The adoption of this statement did not have any impact on financial position or results of operations of Firstar.

   In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires the capitalization of certain internal and external costs incurred in the development of internal use computer software. Firstar adopted this statement with the first quarter of 1998 financial statements and capitalized $1.524 million of related expenses during the first half of 1998.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires the recognition of all derivatives as either assets or liabilities on the balance sheet and the measurement of those instruments at fair value. The statement is effective in the first quarter of 2000. Firstar has not yet determined the impact, if any, that this statement could have on its financial position, or results of operations.

2. Pending Transactions - Mergers and Acquisitions:

   In June, 1998, Firstar announced a definitive agreement to purchase Cargill Leasing Corporation for a cash payment of $220 million. Cargill has approximately $600 million of lease assets. The transaction was completed on July 31, 1998 and will be accounted for as a purchase transaction. The purchase price was in part funded by the sale of approximately $200 million of securities available for sale.

   On July 1, 1998, Firstar Corporation and Star Banc Corporation signed a definitive agreement to merge through an exchange of shares. Under the terms of the agreement, Firstar shareholders will receive .76 shares of common stock in the combined company for each share of Firstar common stock. Shareholders of Star Banc will retain one share of common stock in the combined company for each Star Banc common share. The combined company will have total assets of approximately $38 billion The merger is expected to be completed in the fourth quarter of 1998 and will be accounted for as a pooling of interests.

   A summary of unaudited pro forma financial information giving effect to the merger with Star Banc Corporation is shown below. The unaudited financial information is not indicative of the results that would have been realized had the entities been a single company during these periods, nor is it indicative of the actual results the combined company will report in the future.


                                                 Years ended December 31,
                                         ---------------------------------------
                                            1997            1996            1995
                                         -------         -------         -------
                                         (millions of dollars, except per share)
   Total average assets                  $34,585         $30,272         $29,328
   Net interest revenue                    1,366           1,243           1,174
   Other operating revenue                   768             641             555
   Other operating expense                 1,225           1,163           1,086
   Net income                                519             415             381
   Net income per share - diluted           2.35            1.95            1.74

3. Securities - The amortized cost and approximate market values of securities are as follows:

                                                           June 30,1998
                                                           --------------------------------------------------------------------
                                                           Amortized          Unrealized         Unrealized            Market
                                                              Cost              Gains              Losses              Value
                                                           ----------         ----------         ----------          ----------
   Securities held to maturity:
   Mortgage backed obligations of federal agencies         $1,018,473         $   28,527         $     (189)         $1,046,811
   State and political subdivisions                         1,349,609             24,773             (1,059)          1,373,323
   Corporate debt                                               6,153                  5                (60)              6,098
                                                           ----------         ----------         ----------          ----------
     Total                                                 $2,374,235         $   53,305         $   (1,308)         $2,426,232
                                                           ==========         ==========         ==========          ==========

   Securities available for sale:
   U.S. Treasury and federal agencies                      $1,394,873         $   36,830         $     (249)         $1,431,454
   Mortgage backed obligations of federal agencies            148,265              1,250               (285)            149,230
   State and political subdivisions                            65,129                174               (236)             65,067
   Equity securities                                           80,668                  0                  0              80,668
   Money market mutual funds                                   77,271                  0                  0              77,271
                                                           ----------         ----------         ----------          ----------
     Total                                                 $1,766,206         $   38,254         $     (770)         $1,803,690
                                                           ==========         ==========         ==========          ==========



                                                           December 31,1997
                                                           --------------------------------------------------------------------
                                                           Amortized          Unrealized         Unrealized            Market
                                                              Cost              Gains              Losses              Value
                                                           ----------         ----------         ----------          ----------
   Securities held to maturity:
   Mortgage backed obligations of federal agencies         $1,139,317         $   32,038         $     (779)         $1,170,576
   State and political subdivisions                         1,306,555             23,129             (1,144)          1,328,540
   Corporate debt                                               6,252                  0                 (8)              6,244
                                                           ----------         ----------         ----------          ----------
     Total                                                 $2,452,124         $   55,167         $   (1,931)         $2,505,360
                                                           ==========         ==========         ==========          ==========

   Securities available for sale:
   U.S. Treasury and federal agencies                      $1,425,457         $   36,175         $     (818)         $1,460,814
   Mortgage backed obligations of federal agencies            103,036                949               (149)            103,836
   State and political subdivisions                             6,146                 36                 (9)              6,173
   Equity securities                                           98,010                  0                  0              98,010
   Money market mutual funds                                   38,773                  0                  0              38,773
                                                           ----------         ----------         ----------          ----------
     Total                                                 $1,671,422         $   37,160         $     (976)         $1,707,606
                                                           ==========         ==========         ==========          ==========

4. Nonperforming Assets and Past Due Loans are as follows:

                                                   June 30      December 31      June 30
                                                     1998           1997           1997
                                                   -------        -------        -------
   Nonaccrual loans:
      Commercial                                   $25,345        $26,739        $46,688
      Commercial mortgage                           17,048         20,291         22,555
      Consumer                                      15,523         16,828         16,150
                                                   -------        -------        -------
                                                    57,916         63,858         85,393

   Renegotiated loans:
      Commercial mortgage                               43            263            273


   Foreclosed assets                                 7,996          6,244          6,196
                                                   -------        -------        -------
        Total                                      $65,955        $70,365        $91,862
                                                   =======        =======        =======

   Nonperforming assets as a percent of:
     Loans and foreclosed assets                       .48%           .52%           .68%
     Total assets                                      .33            .35            .46


   Loans past due 90 days and still accruing
      Commercial                                   $30,455        $21,774        $25,375
      Commercial - real estate                      15,172         15,626         25,710
      Consumer                                      17,601         20,228         21,867
                                                   -------        -------        -------
      Total                                        $63,228        $57,628        $72,952
                                                   =======        =======        =======




5. Reserve for Loan Losses - An analysis of the reserve for loan losses is as follows:

                                               Three Months Ended                   Six Months Ended
                                                    June 30                             June 30
                                          ---------------------------         ---------------------------
                                             1998              1997              1998              1997
                                          ---------         ---------         ---------         ---------
   Balance - beginning of period          $ 218,977         $ 213,136         $ 218,861         $ 213,138
   Provision for loan losses                 10,600             9,532            26,250            19,249
   Loan recoveries                            8,190             5,129            16,982             9,928
   Loan charge-offs                         (18,864)          (14,034)          (43,190)          (28,552)
                                          ---------         ---------         ---------         ---------
   Balance - end of period                $ 218,903         $ 213,763         $ 218,903         $ 213,763
                                          =========         =========         =========         =========

   Net charge-offs to average loans             .31%              .27%              .39%              .28%
   Reserve to period-end loans                                                     1.59              1.59

6. Net Income Per Common Share - Basic and diluted earnings per share of Firstar was calculated as follows:

                                                    Three Months Ended         Six Months Ended
                                                         June 30                   June 30
                                                  ---------------------     ---------------------
                                                    1998         1997         1998         1997
                                                  --------     --------     --------     --------
   Basic:
   Net income                                     $ 76,651     $ 72,708     $149,567     $144,503
   Less preferred dividends                              0          131           83          272
                                                  --------     --------     --------     --------
   Net income applicable to common stock          $ 76,651     $ 72,577     $149,484     $144,231
   Average common shares outstanding               145,239      144,506      145,115      145,597
     Net income per common share- basic           $   0.53     $   0.50     $   1.03     $   0.99

   Diluted:
   Net income                                     $ 76,651     $ 72,708     $149,567     $144,503
   Average common shares outstanding               145,239      144,506      145,115      145,597
   Options and stock plans                           1,457        1,364        1,545        1,413
   Preferred stock                                     304          640          356          669
                                                  --------     --------     --------     --------
   Average common shares outstanding- diluted      147,000      146,510      147,016      147,679
     Net income per common share- diluted         $   0.52     $   0.50     $   1.02     $   0.98




7. Mortgage Servicing Rights - The fair value of capitalized mortgage servicing rights was $34.9 million on June 30, 1998. Firstar serviced $3.5 billion of mortgage loans for other investors as of June 30, 1998. Changes in capitalized mortgage servicing are summarized as follows:



                                                               Six Months Ended
                                                                   June 30
                                                               ----------------
                                                                     1998
                                                                    ------
   Balance - beginning of period                                    16,180
   Servicing rights capitalized                                     35,573
   Amortization of servicing rights                                 (1,788)
   Sales of servicing rights                                       (23,628)
                                                                    ------
   Balance - end of period                                          26,337
                                                                    ======




8. Stock Based Compensation Plans - The following table summarizes stock option activity for the six months ended June 30, 1998:

                                                                        Weight-Avg
                                                       Number of         Exercise
                                                         Shares           Price
                                                         ------           -----
   Options outstanding at December 31, 1997            5,065,089          $19.04
   Granted                                             1,376,350           38.75
   Exercised                                            (321,994)          25.15
   Forfeited                                             (79,900)          32.76
                                                       ---------
   Options outstanding at June 30, 1998                6,039,545           21.45
                                                       =========

   Options exercisable on June 30, 1998 were 2,622,049. All options will become exercisable upon the merger with Star Banc Corporation.

9. Subsequent Events

   In July 1998, Firstar agreed to pay $4.5 million in settlement of a lawsuit. This payment will be expensed in the third quarter of 1998 and will reduce earnings per share by approximately 2 cents.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Information

  The following discussion includes forward looking statements concerning Firstar's business results. These forward-looking statements, such as statements of plans, strategies, goals, objectives, expectations, estimates and intentions, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond Firstar's control). The following factors, among others, could cause actual results to differ materially from any forward-looking statement: the strength of the U.S. economy in general and the strength of the local economies in the areas in which Firstar conducts operations; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System on both Firstar and its customers; inflation, interest rate and market fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products; the willingness of customers to substitute competitors' products and services for Firstar's products and services; the impact of changes in financial services' laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of Firstar at managing the risks involved in the foregoing.



Financial Discussion - Income Statement

  Firstar Corporation's net income for the second quarter of 1998 was $76.7 million, or $.52 per common share, on a diluted basis, up from the $72.7 million, or $.50 per common share, for the same period last year. This represented a 5.4% increase in net income and a 4.0% increase in earnings per share. Return on common equity was 17.58% for the quarter, compared with 18.86% for the same period last year, while return on average assets was 1.56% compared to 1.51% during the second quarter of last year.

  Net income for the first six months of 1998 was $149.6 million, or $1.02 per diluted common share, up from the $144.5 million, or $.98 per diluted common share, for the same period last year. This represented a 4.1% increase in earnings per share. Return on common equity was 17.41% for the first half of the year, compared with 18.61% for the same period last year, while return on average assets was 1.53% compared to 1.51% during the first half of last year.

Table 1 shows the components of net income and the net interest margin.

Table 1.  Condensed income statements - taxable equivalent basis

                                                   Three Months Ended                       Six Months Ended
                                                         June 30                                 June 30
                                                  ---------------------------------       ---------------------------------
                                                    1998         1997        Change         1998         1997        Change
                                                  -------      -------      -------       -------      -------      -------
                                                  (millions of dollars)                   (millions of dollars)
Interest revenue                                  $ 350.5      $ 350.5      $   0.0       $ 699.7      $ 692.1      $   7.6
Taxable-equivalent adjustment                         9.5          9.0          0.5          18.7         17.5          1.2
                                                  -------      -------      -------       -------      -------      -------
  Interest revenue - taxable-equivalent             360.0        359.5          0.5         718.4        709.6          8.8
Interest  expense                                   167.0        163.9          3.1         332.6        318.5         14.1
                                                  -------      -------      -------       -------      -------      -------
  Net  interest  revenue - taxable-equivalent       193.0        195.6         (2.6)        385.8        391.1         (5.3)
Provision for loan losses                            10.6          9.5          1.1          26.3         19.2          7.1
Other operating revenue                             135.0        113.5         21.5         264.1        224.0         40.1
Other operating expense                             195.7        180.3         15.4         386.2        358.9         27.3
                                                  -------      -------      -------       -------      -------      -------
  Income before income taxes                        121.7        119.3          2.4         237.4        237.0          0.4
Provision for income taxes                           35.5         37.6         (2.1)         69.1         75.0         (5.9)
Taxable-equivalent adjustment                         9.5          9.0          0.5          18.7         17.5          1.2
                                                  -------      -------      -------       -------      -------      -------
Net income                                        $  76.7      $  72.7      $   4.0       $ 149.6      $ 144.5      $   5.1
                                                  =======      =======      =======       =======      =======      =======

Yield on earning assets                              8.05%        8.16%       (0.11)%        8.09%        8.13%       (0.04)%
Cost of interest-bearing liabilities                 4.61         4.58         0.03          4.65         4.52         0.13
                                                  -------      -------      -------       -------      -------      -------
Interest spread                                      3.44         3.58        (0.14)         3.44         3.61        (0.17)
Impact of interest-free funds                        0.87         0.86         0.01          0.90         0.86         0.04
                                                  -------      -------      -------       -------      -------      -------
  Net interest margin                                4.31%        4.44%       (0.13)%        4.34%        4.47%       (0.13)%
                                                  =======      =======      =======       =======      =======      =======


  Net interest revenue during the first half of 1998, on a taxable equivalent basis, was $385.8 million, a $5.3 million, or 1.4%, decrease from the level experienced in the same period last year. The net interest margin was 4.34% during the first half of 1998 compared to 4.47% a year earlier. The competition for loans and deposits along with the flat yield curve have placed pressure on the margin and net interest revenue.

  Table 2 shows the components of interest revenue and expense along with changes related to volumes and rates. Total interest revenue on a taxable-equivalent basis increased by $8.8 million to $718.4 million during the first six months of 1998 compared to the same period last year. Loan income rose by $10.0 million due to higher average commercial loan balances partially offset by reduced yields on the loans. Securities revenue increased by $647 thousand with higher yields being partially offset by lower average balances. Short-term investment revenue was lower due to reduced balances.

  Total interest expense was $332.6 million during the first half of 1998, an increase of $14.1 million from the same period last year. Interest rates on liabilities increased to 4.65% in 1998 from 4.52% in 1997. Interest expense on total deposits increased $8.8 million in the first half of 1998 compared to the same period last year due to higher deposit levels and a change in mix of deposits from lower cost savings passbook to higher cost money market savings accounts and market competitive certificates of deposit. Interest expense on short-term borrowed funds decreased $3.8 million due to a shift from short-term borrowing to long-term debt. Interest expense on long-term debt increased $9.2 million due to additional balances. This shift between short-term and long-term debt was done to better match long-term assets and maintain the company's interest rate risk profile within established guidelines.

Table 2.  Analysis of interest revenue and expense

                                                       Six Months Ended June 30
                                ----------------------------------------------------------------------
                                       Interest                 Total                  Due to
                                -----------------------                       ------------------------
                                  1998           1997          Change          Volume           Rate
                                  ----           ----          ------          ------           ----
                                                        (thousands of dollars)
Interest-bearing deposits
  with banks                    $    141       $    416       $   (275)       $   (275)       $      0
Federal funds sold and
  resale agreements                2,099          3,691         (1,592)         (1,777)            185
Trading securities                    54             98            (44)            (44)              0
Securities                       142,458        141,811            647          (1,403)          2,050
Commercial loans                 322,752        310,757         11,995          18,517          (6,522)
Consumer loans                   250,867        252,820         (1,953)         (1,642)           (311)
                                --------       --------       --------
  Total loans                    573,619        563,577         10,042          17,436          (7,394)
                                --------       --------       --------
  Total interest revenue         718,371        709,593          8,778          11,992          (3,214)

Interest-bearing demand           13,975         11,766          2,209             670           1,539
Money market accounts             70,066         56,498         13,568           8,267           5,301
Savings passbook                  14,911         17,287         (2,376)         (1,913)           (463)
Certificates of deposit          141,140        145,753         (4,613)         (7,560)          2,947
                                --------       --------       --------
  Total deposits                 240,092        231,304          8,788           1,331           7,457
Short-term borrowed funds         59,119         62,957         (3,838)         (4,567)            729
Long-term debt                    33,397         24,215          9,182          11,265          (2,083)
                                --------       --------       --------
  Total interest expense         332,608        318,476         14,132           4,834           9,298
                                --------       --------       --------
  Net interest revenue          $385,763       $391,117       $ (5,354)          6,562         (11,916)
                                ========       ========       ========

Calculations are computed on a taxable-equivalent basis using a tax rate of 35%. The change attributable to both volume and rate has been allocated proportionately to the changes due to volume and rate.



  Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. Firstar's market risk is composed primarily of interest rate risk. Firstar's Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position of the Corporation and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by ALCO are reviewed by the Audit-Examining Committee.

  Firstar's primary purpose is to manage exposure to risks associated with interest rate movements and provide for acceptable and predictable results. Firstar utilizes an investment portfolio as well as off-balance sheet instruments to manage the interest rate risk naturally created through its business activities. The components of interest rate risk which are actively measured and managed include: repricing risk, basis risk, option risk and the risk of non-parallel shifts in the yield curve.

  An earnings simulation model forecasts earnings over each of the next two years under a variety of scenarios that incorporate changes in the shape of the yield curve, changes in interest rate relationships, changes in the direction of rates, and changes in the mix and levels of balance sheet accounts. Management evaluates the effects on income of these various rate scenarios against earnings in a base rate environment.

  The most recent earnings simulation projects net income would increase by approximately 1.9% of base rate net income if rates gradually fall by 150 basis points over the next year. It projects a decrease of approximately 3.4% if rates rise gradually by 150 basis points. Both simulations are well within the policy of limiting changes to 5% of income.

  The provision for loan losses increased to $26.3 million in the first half of 1998, from $19.2 million in the same period last year due to increased net charge-offs. Net loan charge-offs for the first half of 1998 were $26.2 million or .39% of average outstanding loans, compared with $18.6 million or .28% for the same period in 1997. The reserve for loan losses represented 1.59% of total loans at June 30, 1998 and June 30,1997.

  Net charge-offs on consumer loans were .65% in the second quarter and .74% for the first half of 1998. This was an increase from .59% in the comparable quarter of 1997 and from .65% the first six months of 1997. Increased credit card charge-offs were incurred during 1998. Net credit card charge-offs were 4.07% for the first six months of 1998, compared to 3.48% for the same period one year ago. Commercial loan charge-offs were .07% in the current quarter and .14% for the first half of 1998. This is up from the unrepresentatively low charge-off levels of the comparable periods of last year.

 Total nonperforming assets were $66.0 million, or .48% of total loans and foreclosed assets on June 30, 1998. This represents a reduction in nonperforming assets of $14.0 million and $25.9 million from the prior quarter and one year ago, respectively.




Table 3. Net loan charge-offs

                                       Quarter ended                     Year to Date
                                 ------------------------         -------------------------
                                  6-30-98         6-30-97          6-30-98          6-30-97
                                 --------        --------         --------         --------
                                                   (thousands of dollars)
Loan charge-offs
  Commercial                     $  4,906        $  1,908         $ 14,061         $  2,946
  Commercial mortgage                 504             315              741              491
  Consumer                          4,751           3,786           10,682            9,948
  Consumer mortgage                   131             282              399              185
  Credit card                       8,572           7,743           17,307           14,982
                                 --------        --------         --------         --------
    Total charge-offs              18,864          14,034           43,190           28,552

Loan recoveries
  Commercial                        3,524           1,063            8,387            1,902
  Commercial mortgage                 487             599            1,129            1,505
  Consumer                          2,683           1,356            4,233            2,716
  Consumer mortgage                    33              42              192               52
  Credit card                       1,463           2,069            3,041            3,753
                                 --------        --------         --------         --------
    Total recoveries                8,190           5,129           16,982            9,928

Total net charge-offs            $ 10,674        $  8,905         $ 26,208         $ 18,624
                                 ========        ========         ========         ========
Net charge-offs as a % of
  Commercial                         0.11%           0.07%            0.23%            0.05%
  Commercial mortgage                0.00           (0.04)           (0.03)           (0.07)
    Total commercial loans           0.07            0.02             0.14             0.00
  Consumer                           0.31            0.38             0.48             0.57
  Consumer mortgage                  0.02            0.04             0.02             0.01
  Credit card                        4.00            3.52             4.07             3.48
    Total consumer loans             0.65            0.59             0.74             0.65
    Total loans                      0.31            0.27             0.39             0.28

  Other operating revenue, excluding securities gains and losses, increased by 18.3% over the first half of 1997 to $263.6 million. Other operating revenue represents 40.6% of total taxable equivalent revenue for the first half of 1998 compared to 36.4% for the same period one year ago. Table 4 shows the composition of other operating revenue.



Table 4.  Other operating revenue

                                                    Three Months Ended                           Six Months Ended
                                                          June 30                                    June 30
                                           ------------------------------------        -----------------------------------
                                             1998           1997         Change         1997           1996         Change
                                             ----           ----         ------         ----           ----         ------
                                            (thousands of dollars)                     (thousands of dollars)
Trust and investment management fees       $ 45,267       $ 42,901         5.5%         91,313       $ 82,752        10.3%
Service charges on deposit accounts          25,693         21,825        17.7          51,390         45,066        14.0

Mortgage origination                         19,538          7,012       178.6          33,654         12,324       173.1
Mortgage servicing                            3,439          3,080        11.7          10,617          6,452        64.6
                                           --------       --------                     -------       --------
  Mortgage banking revenue                   22,977         10,092       127.7          44,271         18,776       135.8

Credit card service revenue                  14,350         12,493        14.9          26,986         24,749         9.0
Merchant fees                                 2,414          5,711       (57.7)          3,946         10,515       (62.5)
Insurance revenue                             4,186          3,565        17.4           7,011          5,853        19.8
Data processing fees                          3,520          3,829        (8.1)          7,273          7,942        (8.4)
Brokerage revenue                             3,447          2,768        24.5           6,499          5,442        19.4
ATM fees                                      2,684          1,324       102.7           4,677          2,481        88.5
International fees                            1,632          1,496         9.1           3,181          2,845        11.8
Safe deposit fees                               944          1,081       (12.7)          2,157          2,476       (12.9)
Foreign exchange gains                          767            884       (13.2)          1,438          1,649       (12.8)
Trading securities gains                        264            209        26.3             436            726       (39.9)
Other                                         6,402          5,287        21.1          13,013         11,585        12.3
                                           --------       --------                     -------       --------
  Subtotal                                  134,547        113,465        18.6         263,591        222,857        18.3
Securities gains                                488              0                         491          1,126
                                           --------       --------                     -------       --------
  Total                                    $135,035       $113,465        19.0%        264,082       $223,983        17.9%
                                           ========       ========                     =======       ========

  Trust and investment management fees are the single largest source of fee revenue, contributing $91.3 million, or 34.6%, of other operating revenue. This level represents a 10.3% growth in revenue during the first half of 1998 compared to the same period last year. Adjustments to trust fee revenue accruals resulting from a system conversion reduced revenue by $2.9 million in the second quarter of 1998. Firstar does not anticipate similar adjustments in future periods. Trust and investment assets under management were $27.3 billion on June 30, 1998, an 11.1% increase from the year earlier level due to both the result of general market appreciation and additional net new business. Additionally, assets held in custody accounts rose by 7.0% to a level of $88.6 billion due in part to increased mutual fund services business. The increased volatility of equity markets and interest rates has had a significant effect on trust and investment management fees and future revenue levels could likewise be influenced by these factors.

  Revenue from service charges on deposit accounts are the second largest source of fee revenue at $51.4 million for the first half of 1998. This level represented a 14.0% increase from the same period one year ago and was primarily the result of increased commercial cash management revenues.

  Revenue from mortgage loan originations activity for the first half of this year increased 173.1%. The lower interest rates currently available to borrowers has significantly increased mortgage volumes. Mortgage loan closings were $2.1 billion in the first half of 1998, compared to $743 million during the comparable period of 1997. Mortgage loan servicing revenues increased by 64.6% from the year earlier level due to $4.0 million in gains on the sale of servicing rights this year. Excluding these gains, revenue from mortgage servicing remained flat. The company sold mortgage servicing rights as part of its risk management of the servicing portfolio. Mortgage loans serviced for others were $3.5 billion on June 30, 1998.

  Credit card revenues, excluding merchant processing revenue, totaled $27.0 million during the first half of 1998. This level represented a 9.0% increase over the same period last year. In the fourth quarter of 1997, Firstar formed a joint venture with Nova Information Systems Inc. to provide credit card processing services to merchants. Merchant processing revenue decreased 62.5% over a year earlier due to the transfer of this activity to the joint venture.

  The remaining sources of other operating revenue were derived from a wide range of services and aggregated $46.2 million, an increase of 9.6% over the first six months of 1997.

  Other operating expense rose by 7.6% over the first half of 1997 to a level of $386.2 million. Personnel costs increased by 8.0% from the same period last year. Nonpersonnel expense increased by 7.2%. The detail of other operating expense is shown in Table 5.

  Personnel costs increased by 8.0%, reflecting higher commissions paid to mortgage banking personnel due to the increased sales volume, normal salary increases for all employees, and increased contract programming costs due in part to the Year 2000 project. Employee benefit expense has increased due to higher pension costs and payroll taxes. Full-time equivalent personnel headcount was 8,048 on June 30, 1998, down from 8,138 one year earlier.

  Equipment expense increased by $2.7 million, or 8.2%, primarily as a result of equipment upgrades and higher maintenance charges. Net occupancy expense rose by $1.9 million or 6.2%. As of the end of 1997, all deferred gains from the sale of a building in 1988 had been amortized. This amortization reduced occupancy expense in the first half of 1997 by $3.4 million. Business development expense rose by 4.9% from last year as a result of increased advertising associated with a Firstar brand identity program. Information processing expense rose by 16.4% due to increased volumes in the mutual funds processing area. Processing losses increased $1.5 million or 43.7%. All other operating expenses totaled $71.8 million, a increase of 4.3% over the first six months of 1997.

  Firstar is implementing a program to insure that its computer systems are year 2000 compliant. This process involves modifying or replacing certain hardware and software maintained by Firstar as well as monitoring the progress of service providers to ensure that they are taking the appropriate action to solve their year 2000 issues. Year 2000 compliance does involve significant business risk to Firstar. Additionally, Firstar is dependent upon the successful completion of year 2000 issues by its customers and third parties with whom Firstar has financial transactions. Firstar has completed assessment of its year 2000 issues and the required updates and testing are currently in progress. Firstar expects that the total cost of this process will approach $20 million. Approximately $9.0 million has been expensed during 1997 and through the first half of 1998. Firstar plans to complete substantially all year 2000 work associated with its critical business applications by the end of 1998. Testing of vendor provided software may continue into 1999 dependent upon the availability of their upgrades.




Table 5.  Other operating expense

                                                Three Months Ended                             Six Months Ended
                                                     June 30                                        June 30
                                            --------------------------------------        ---------------------------------------
                                               1998            1997         Change           1998             1997         Change
                                               ----            ----         ------           ----             ----         ------
                                              (thousands of dollars)                         (thousands of dollars)
Salaries                                    $  89,602       $  83,930         6.8%        $ 176,300        $ 162,198         8.7%
Employee benefits                              16,462          16,370         0.6            36,486           34,884         4.6
                                            ---------       ---------                     ---------        ---------
  Total personnel expense                     106,064         100,300         5.7           212,786          197,082         8.0

Equipment expense                              19,437          15,970        21.7            35,736           33,039         8.2
Net occupancy expense                          16,056          15,563         3.2            32,861           30,942         6.2
Business development                            7,705           7,464         3.2            15,416           14,696         4.9
Professional fees                               7,614           7,517         1.3            14,376           15,147        (5.1)
Information processing expense                  6,774           5,949        13.9            12,575           10,805        16.4
Delivery                                        5,088           4,602        10.6             9,387            9,642        (2.6)
Stationery and supplies                         4,979           5,083        (2.0)            9,884           10,906        (9.4)
Amortization of intangibles                     3,986           3,452        15.5             7,981            7,461         7.0
Wire communication                              2,411           2,493        (3.3)            4,452            5,015       (11.2)
Employee education/recruiting                   2,380           2,045        16.4             4,892            3,975        23.1
Processing and other losses                     2,348           2,086        12.6             5,011            3,486        43.7
Bank processing fees                            2,207           1,502        46.9             4,384            3,183        37.7
Published information                             738             527        40.0             1,761            1,359        29.6
Credit card assessment fees                       752             998       (24.6)            1,681            2,809       (40.2)
Insurance                                         597             220       171.4               958              374       156.1
Net foreclosed assets expense(income)             224              14                           425              (59)
Other                                           6,364           4,412        44.2            11,624            9,026        28.8
                                            ---------       ---------                     ---------        ---------
  Total nonpersonnel expense                   89,660          79,897        12.2           173,404          161,806         7.2
                                            ---------       ---------                     ---------        ---------
  Total other operating expense             $ 195,724       $ 180,197         8.6%        $ 386,190        $ 358,888         7.6%
                                            =========       =========                     =========        =========




  Income tax expense was $69.1 million in the first half of 1998 compared to $75.0 million in the same period last year. The effective tax rate was 31.6 % in 1998 compared to 34.2% in 1997.
 The implementation of various tax planning strategies has reduced the effective tax rate.

Financial Discussion - Balance Sheet

  Total assets on June 30, 1998 were $20.0 billion, up $128 million from December 31, 1997 and up $66 million from a year earlier. Earning assets totaled $18.0 billion, up $186 million from December 31, 1997 and $144 million from a year earlier.

  Average loans totaled $13.6 billion during the first six months of 1998, an increase of $413 million, or 3.1% from a year earlier.

  Commercial loans averaged $7.9 billion during the first half of 1998, an increase of $450 million, or 6.1% from a year earlier. While this loan growth is encouraging, competitive pressures are leading to narrower interest spreads for commercial lending.

  Consumer loans, excluding residential mortgages, averaged $3.4 billion, an increase of $206 million, or 6.4% over the first half of 1997. Good growth has occurred in home equity loans and credit card loans, which are up 12.0% and 8.7% respectively, from the same period one year ago. Reductions in direct installment debt and other areas of consumer lending have been seen as customers are converting and consolidating their debt to home equity or mortgage products.

  Residential mortgage loans, exclusive of loans held for sale, declined by 20.0% on average from the first half of 1997. The reduction was attributable to the normal loan amortization and prepayments partially offset by the placement in the portfolio of some shorter term variable rate mortgages. Lower interest rates experienced in the last half of 1997 and continuing into the first half of 1998 along with a flat yield curve, have increased the prepayment rate on portfolio mortgages during this same time period. Firstar's primary strategy in this area has been to originate and sell mortgages into the secondary market thereby reducing the amount of portfolio mortgages held on the balance sheet.

  Total securities, including both those designated as available for sale and those held to maturity averaged $4.2 billion during the first half of both 1998 and 1997.

  Funding sources, consisting of deposits and borrowed funds, averaged $17.7 billion during the first half of 1998. Total deposits averaged $14.5 billion, an increase of 1.0% from a year ago. The change in the mix of deposits is reflected in the 11.3% reduction in average passbook deposit levels and the 4.4% reduction of certificates of deposit. Money market deposit accounts have increased by 13.8% during the same period as consumers have moved money from passbook savings and certificates of deposit. Increased competition for consumer deposits and continued consumer sensitivity to interest rates and other uses of funds, such as investments in equity markets, have limited Firstar's deposit growth.

  Borrowed funds averaged $3.2 billion during the first half of 1998, up $150 million from a year earlier. A $250 million issue of long-term senior bank notes was made in December 1997. Firstar has called for redemption on September 1, 1998, the $100 million 7.15% subordinated notes due on September 1, 2000.

  Stockholders' equity totaled $1,785 million at June 30, 1998, a increase of $92 million from December 31, 1997. Firstar's capital management plan strives to match longer term capital needs with maintaining sound capital levels. Firstar's tier 1 leverage ratio was 8.85% at June 30, 1998. On June 30, 1998, the Board of Directors rescinded the January 16, 1997 authorization to repurchase up to 12 million shares of Firstar common stock for retirement. The Company still has authorization to repurchase shares for reissue for certain employee benefit plans.

  The board of directors declared a quarterly dividend to common stockholders of $.23 per share. The dividend is payable August 15 to shareholders of record on July 27.





Table 6.  Capital components and ratios

                                                            June 30                December 31            June 30
                                                            1998                   1997                   1997
                                                            ------------           ------------           ------------
                                                            (thousands of dollars)
Risk-based capital:
  Stockholders' equity                                      $  1,785,123           $  1,693,101           $  1,590,432
  Trust capital securities                                       150,000                150,000                150,000
  Unrealized gains on securities available for sale              (24,268)               (22,624)               (12,664)
  Minority interest in subsidiaries                                3,207                  2,913                  2,623
  Less disallowed intangibles                                   (181,262)              (188,466)              (194,415)
                                                            ------------           ------------           ------------
    Total Tier I capital                                       1,732,800              1,634,924              1,535,976

Allowable reserve for loan losses                                200,748                200,438                182,806
Allowable long-term debt                                               0                 40,000                 60,000
                                                            ------------           ------------           ------------
    Total Tier II capital                                        200,748                240,438                242,806
                                                            ------------           ------------           ------------
    Total capital                                           $  1,933,548           $  1,875,362           $  1,778,782
                                                            ============           ============           ============

Risk-adjusted assets                                        $ 16,041,653           $ 16,016,627           $ 14,593,563

Tier I capital to risk-adjusted assets                             10.80%                 10.21%                 10.53%
Total capital to risk-adjusted assets                              12.05                  11.71                  12.19
Tier I leverage ratio                                               8.85                   8.50                   8.03

FIRSTAR CORPORATION AND SUBSIDIARIES

ADDITIONAL FINANCIAL DATA (unaudited)

Selected Financial Data

(thousands of dollars, except per share)

                                                         Quarter ended                    Three Months ended
                                                            June 30                             June 30
                                                ------------------------------      ------------------------------
                                                    1998              1997              1998              1997
                                                ------------      ------------      ------------      ------------
Earnings and Dividends
Net income                                      $     76,651      $     72,708      $    149,567      $    144,503
Per common share:
  Net income                                            0.53              0.50              1.03              0.99
  Net income assuming dilution                          0.52              0.50              1.02              0.98
  Dividends                                             0.23              0.21              0.44              0.40
  Stockholders' equity                                                                     12.26             10.96

Performance Ratios
Return on average assets                                1.56%             1.51%             1.53%             1.51%
Return on average common equity                        17.58             18.86             17.41             18.61
Dividend payout ratio                                  43.39             42.00             42.70             40.40
Equity to assets                                                                            8.94              7.99
Net loan charge-offs as a percentage
  of average loans                                      0.31              0.27              0.39              0.28
Nonperforming assets as a
  percentage of loans and foreclosed
  assets                                                                                    0.48              0.68
Net interest margin                                     4.31              4.44              4.34              4.47
Efficiency ratio                                       59.76             58.31             59.47             58.45
Fee revenue as a percentage
  of average assets                                    41.08             36.71             40.59             36.30

Statistical Data
Full-time equivalent staff (at quarter end)                                                8,048             8,138
Average common shares
  outstanding (000's)                                145,239           144,506           145,115           145,597
Average common shares
  outstanding assuming dilution (000's)              147,000           146,510           147,016           147,679
Actual common shares
  outstanding (000's at quarter end)                                                     145,547           144,460

Stock Price Information
High                                            $     41.000      $     33.125      $     42.625      $     33.125
Low                                                   32.750            27.250            32.750            25.563
Close                                                 38.188            30.500            38.188            30.500

FIRSTAR CORPORATION AND SUBSIDIARIES

ADDITIONAL FINANCIAL DATA (Unaudited)

Consolidated Average Balance Sheets, Net Interest Revenue and Rate Analysis (Thousands of Dollars)

                                                                       Quarter ended June 30
                                       --------------------------------------------------------------------------------------
                                                          1998                                        1997
                                       -----------------------------------------    -----------------------------------------
                                          Average                        Average       Average                        Average
                                          Balance          Interest       Rate         Balance          Interest       Rate
                                          -------          --------       ----         -------          --------       ----
Assets
Interest-bearing deposits
 with banks                            $      4,022      $         53     5.29%     $     20,946      $        329     6.30%
Federal funds sold and
 resale agreements                           62,142               835     5.39           163,863             2,151     5.27
Trading securities                            3,567                28     3.15             2,178                27     4.97
Securities:
  Taxable                                 2,806,567            47,081     6.72         2,987,182            49,850     6.69
  Nontaxable                              1,350,403            23,951     7.09         1,196,425            21,484     7.18
                                       ------------      ------------               ------------      ------------
 Total securities                         4,156,970            71,032     6.84         4,183,607            71,334     6.83
Loans:
  Commercial                              8,009,179           163,190     8.17         7,512,853           159,051     8.49
  Residential mortgage portfolio          1,874,172            35,162     7.50         2,420,172            46,007     7.60
  Residential mortgage-held for sa          410,138             7,202     7.02           122,488             2,305     7.53
  Consumer                                3,405,569            82,506     9.72         3,222,588            78,290     9.74
                                       ------------      ------------               ------------      ------------
  Total loans                            13,699,058           288,060     8.43        13,278,101           285,653     8.62
                                       ------------      ------------               ------------      ------------
  Interest earning assets                17,925,759           360,008     8.05        17,648,695           359,494     8.16
Reserve for loan losses                    (216,741)                                    (212,970)
Cash and due from banks                   1,046,248                                      958,441
Other assets                              1,011,789                                      922,060
                                       ------------                                 ------------
  Total assets                         $ 19,767,055                                 $ 19,316,226
                                       ============                                 ============
Liabilities and
  Stockholders' Equity

Interest-bearing demand                $  1,656,691      $      7,075     1.71%     $  1,575,476      $      6,032     1.54%
Money market accounts                     3,190,480            35,859     4.51         2,741,187            28,905     4.23
Savings passbook                          1,319,220             7,455     2.27         1,480,249             8,335     2.26
Certificates of deposit                   5,032,113            69,863     5.57         5,321,914            73,914     5.57
Short-term borrowed funds                 2,333,386            30,626     5.26         2,578,069            34,663     5.39
Long-term debt                              982,779            16,138     6.57           668,510            12,069     7.22
                                       ------------      ------------               ------------      ------------
  Interest-bearing liabilities           14,514,669           167,016     4.61        14,365,405           163,918     4.58
Demand deposits                           3,236,247                                    3,133,612
Other liabilities                           263,843                                      266,227
Stockholders' equity                      1,752,296                                    1,550,982
                                       ------------                                 ------------
  Total liabilities and
    stockholders' equity               $ 19,767,055                                 $ 19,316,226
                                       ============                                 ============
Net interest
  revenue/margin                                         $    192,992     4.31%                       $    195,576     4.44%
                                                         ============                                 ============

                                                                       Six months ended June 30
                                        --------------------------------------------------------------------------------------
                                                           1998                                        1997
                                        -----------------------------------------    -----------------------------------------
                                           Average                        Average       Average                        Average
                                           Balance          Interest       Rate         Balance          Interest       Rate
                                           -------          --------       ----         -------          --------       ----
 Assets
 Interest-bearing deposits
  with banks                            $      4,338      $        141     6.55%     $     12,772      $        416     6.57%
 Federal funds sold and
  resale agreements                           75,980             2,099     5.57           140,629             3,691     5.29
 Trading securities                            3,024                54     3.60             3,199                98     6.18
 Securities:
   Taxable                                 2,831,898            95,471     6.83         3,027,697            99,856     6.63
   Nontaxable                              1,325,716            46,987     7.09         1,171,231            41,955     7.16
                                        ------------      ------------               ------------      ------------
   Total securities                        4,157,614           142,458     6.87         4,198,928           141,811     6.78
 Loans:
   Commercial                              7,886,510           322,752     8.25         7,436,469           310,757     8.42
   Residential mortgage portfolio          1,963,896            73,706     7.51         2,454,957            93,772     7.64
   Residential mortgage-held for sa          360,569            12,619     7.00           112,767             4,120     7.31
   Consumer                                3,411,967           164,542     9.72         3,206,248           154,928     9.74
                                        ------------      ------------               ------------      ------------
   Total loans                            13,622,942           573,619     8.48        13,210,441           563,577     8.59
                                        ------------      ------------               ------------      ------------
   Interest earning assets                17,863,898           718,371     8.09        17,565,969           709,593     8.13
 Reserve for loan losses                    (217,076)                                    (212,721)
 Cash and due from banks                   1,056,310                                      993,790
 Other assets                                997,691                                      913,261
                                        ------------                                 ------------
   Total assets                         $ 19,700,823                                 $ 19,260,299
                                        ============                                 ============
 Liabilities and
   Stockholders' Equity
 Interest-bearing demand                $  1,669,530      $     13,975     1.69%     $  1,582,678      $     11,766     1.50%
 Money market accounts                     3,121,978            70,066     4.53         2,742,929            56,498     4.15
 Savings passbook                          1,325,198            14,911     2.27         1,494,309            17,287     2.33
 Certificates of deposit                   5,063,747           141,140     5.62         5,296,884           145,753     5.55
 Short-term borrowed funds                 2,238,219            59,119     5.33         2,411,410            62,957     5.26
 Other debt                                1,005,851            33,397     6.64           682,739            24,215     7.10
                                        ------------      ------------               ------------      ------------
   Interest-bearing liabilities           14,424,523           332,608     4.65        14,210,949           318,476     4.52
 Demand deposits                           3,275,608                                    3,198,224
 Other liabilities                           264,851                                      279,898
 Stockholders' equity                      1,735,841                                    1,571,228
                                        ------------                                 ------------
   Total liabilities and
     stockholders' equity               $ 19,700,823                                 $ 19,260,299
                                        ============                                 ============

 Net interest
   revenue/margin                                         $    385,763     4.34%                       $    391,117     4.47%
                                                          ============                                 ============

PART II. OTHER INFORMATION

Item 5.  Other Information

  Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 that are intended to be presented at Firstar's 1999 Annual Meeting of Shareholders must be received by Firstar no later than November 13, 1998 to be included in Firstar's proxy materials for that meeting. Further, a shareholder who otherwise intends to present business at the 1999 annual meeting must comply with the requirements set forth in Firstar's By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to the Secretary of Firstar not less than 50 days in advance of the third Thursday in the month of April next succeeding the last annual meeting held. If the annual meeting is held earlier than the third Thursday in April, the shareholder's notice must be received by the Secretary of Firstar by the later of a) 50 days prior to the earlier date of the annual meeting and b) 10 business days (as defined in the By-laws) after the first public announcement of the earlier date of such annual meeting. If Firstar does not receive notice of a shareholder proposal by the relevant date, then the notice will be considered untimely and Firstar is not required to present such proposal at the annual meeting. Furthermore, if the Board of Directors chooses to present at the 1999 annual meeting a proposal received after the relevant date (which date is February 24, 1999, assuming the 1999 annual meeting is held on the third Thursday in April), then the persons named in the proxies solicited by the Board of Directors for the 1999 annual meeting may exercise discretionary voting power with respect to such proposal.

                                      -17-



Item 6.   Exhibits and Reports on Form 8-K

          (a)  Exhibits to Part 1 of Form 10-Q

               27.  Financial Data Schedule

          (b) A Form 8-K and 8-KA both dated June 30, 1998 reported the announcement of a definitive agreement to merge Firstar Corporation and Star Banc Corporation.

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                             FIRSTAR CORPORATION


                             /s/ Jeffrey B. Weeden
                             -------------------------------------
                                 Jeffrey B. Weeden
                                 Senior Vice President-Finance and
                                 Chief Financial Officer





August 12, 1998

[ARTICLE] 9
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   6-MOS
[FISCAL-YEAR-END]                          DEC-31-1998
[PERIOD-END]                               JUN-30-1998
[CASH]                                       1,039,987
[INT-BEARING-DEPOSITS]                           5,574
[FED-FUNDS-SOLD]                                79,257
[TRADING-ASSETS]                                   617
[INVESTMENTS-HELD-FOR-SALE]                  1,803,690
[INVESTMENTS-CARRYING]                       2,374,235
[INVESTMENTS-MARKET]                         2,426,232
[LOANS]                                     13,741,412
[ALLOWANCE]                                    218,903
[TOTAL-ASSETS]                              19,971,665
[DEPOSITS]                                  14,772,618
[SHORT-TERM]                                 2,205,745
[LIABILITIES-OTHER]                            252,281
[LONG-TERM]                                    955,898
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                       181,935
[OTHER-SE]                                   1,603,188
[TOTAL-LIABILITIES-AND-EQUITY]              19,971,665
[INTEREST-LOAN]                                570,297
[INTEREST-INVEST]                              127,068
[INTEREST-OTHER]                                 2,294
[INTEREST-TOTAL]                               699,659
[INTEREST-DEPOSIT]                             240,092
[INTEREST-EXPENSE]                             332,608
[INTEREST-INCOME-NET]                          367,051
[LOAN-LOSSES]                                   26,250
[SECURITIES-GAINS]                                 491
[EXPENSE-OTHER]                                386,190
[INCOME-PRETAX]                                218,693
[INCOME-PRE-EXTRAORDINARY]                     149,567
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                   149,567
[EPS-PRIMARY]                                     1.03
[EPS-DILUTED]                                     1.02
[YIELD-ACTUAL]                                    4.34
[LOANS-NON]                                     57,916
[LOANS-PAST]                                    63,228
[LOANS-TROUBLED]                                    43
[LOANS-PROBLEM]                                      0
[ALLOWANCE-OPEN]                               218,861
[CHARGE-OFFS]                                   43,190
[RECOVERIES]                                    16,982
[ALLOWANCE-CLOSE]                              218,903
[ALLOWANCE-DOMESTIC]                           218,323
[ALLOWANCE-FOREIGN]                                580
[ALLOWANCE-UNALLOCATED]                              0